UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 29, 2010

AMERICAN ELECTRIC TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Florida	000-24575	59-3410234
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6410 Long Drive, Houston, TX		77087
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code 713-644-8182

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 29, 2010 American Electric Technologies, Inc. (the “Company”) entered into an amendment to the employment agreement with Arthur G. Dauber. The amendment extended the term of the employment agreement from December 31, 2011 to December 31, 2012. In 2012 Mr. Dauber will continue to be a part time employee and serve as Chairman of the Board of Directors, if elected. Mr. Dauber will receive a salary of $120,000 per year for 2011 and 2012 and a bonus of 1% of the of the amount reported by the Company on its “consolidated statement of operations” on the line styled “Equity In Income of Joint Ventures” with respect to the Company’s joint ventures known as MIEFE, Bomay and AAG (Brazil) for each year. Mr. Dauber will receive an automobile allowance of $600 per month during the term of the agreement, health and life insurance benefits not to exceed a cost to the Company of $500 per month in 2010, $550 per month in 2011 and $600 per month in 2012, plus in each year the cost of his annual physical examinations. Mr. Dauber’s spouse may accompany him, at Company expense, on two business trips outside the United States in 2011 and 2012.

The foregoing summary of the employment agreement amendment is qualified in its entirety by the terms and conditions of such amendment, which is filed as Exhibit 10.1 to this report and is incorporated herein by this reference.

Item 9.01	Financial Statements and Exhibits.

Exhibit 10.1	Amendment No. 1 to Employment Agreement of Arthur G. Dauber.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN ELECTRIC TECHNOLOGIES, INC.

Date: November 29, 2010	By:	/S/ FRANK R. PIERCE
Frank R. Pierce
Senior Vice President and CFO